Exhibit (p)(3)

CLARKSTON CAPITAL PARTNERS, LLC

Code of Ethics

I.	Introduction

Rule 204A-1 of the Investment Advisers Act of 1940 (the “Advisers Act”) requires Clarkston Capital Partners, LLC (“CCP”) to establish, maintain and enforce a written code of ethics (“Code”) that, at a minimum, includes:

●         A standard (or standards) of business conduct that CCP requires of its supervised persons, which standard must reflect CCP’s fiduciary obligations and those of its supervised persons;

●         Provisions requiring CCP’s supervised persons to comply with applicable federal securities laws;

●         Provisions that require all of CCP access persons to report, and CCP to review, their personal securities transactions and holdings periodically;

●         Provisions requiring CCP supervised persons to report any violations of CCP’s code of ethics promptly to CCP’s Chief Compliance Officer (“CCO”) or, provided CCP’s CCO also receives reports of all violations, to other persons designated in CCP’s Code; and

●         Provisions requiring CCP to provide each of its supervised persons with a copy of CCP’s Code and any amendments and requiring CCP’s supervised persons to provide CCP with a written acknowledgment of their receipt of the Code and any amendments.

A.	Standards of Business Conduct

CCP seeks to foster a reputation for integrity and professionalism. That reputation is a vital business asset. As a registered investment adviser, CCP has a duty to deal fairly with and act in the best interests of its clients, and the personnel of CCP have a duty to place the interests of CCP’s clients ahead of their own. The confidence and trust placed in CCP by its clients is something the personnel of CCP should value and endeavor to protect.

To further these goals, CCP has adopted policies and procedures that pertain to CCP’s employees, as well as any other persons who provide investment advice on behalf of CCP or who are otherwise subject to CCP’s supervision and control. This Code is part of these policies and procedures, and together they require CCP personnel to adhere to certain standards of conduct and to comply with federal securities laws. CCP personnel should strive not only to comply with CCP’s policies and procedures, but to conduct themselves in such a manner as to instill the confidence and trust of CCP’s clients.

B.	General Principles of this Code of Ethics

This Code establishes rules of conduct for Employees and Access Persons of CCP, which are defined in Exhibit A, and can include paid or unpaid interns, temporary employees, and other individuals designated by the CCO. The Code is designed to (i) monitor the personal securities activities of Employees, Access Persons and other Covered Persons, which are defined in Exhibit A; (ii) prevent Employees and Access Persons from engaging in fraud; and (iii) require CCP to use reasonable diligence and institute procedures reasonably necessary to prevent violations of the Code.

Exhibit (p)(3)

As a general matter, in connection with personal securities transactions, Employees and Access Persons of CCP should (i) always place the interests of Advisory Clients first; (ii) ensure that their personal securities transactions and those of their Immediate Family Members are conducted consistent with this Code and in such a manner as to avoid any actual or potential conflict of interest or any abuse of such person’s position of trust and responsibility; and (iii) not take inappropriate advantage of their positions.

C.	Applicability

1.	General Applicability of the Code

This Code applies to all Employees and all Access Persons of CCP.

2.	Conflicts with Other Codes

To the extent this Code conflicts with any code of ethics or other code or policy to which an Employee or Access Person is also subject, this Code shall control. Notwithstanding the foregoing, if the other code or policy is more restrictive than this Code, such other code or policy shall be controlling if CCP’s CCO (a) determines that the other code or policy should be controlling and (b) notifies the Employee or Access Person in writing of that determination.

II.	General Policies

A.	Anti-Fraud

It shall be a violation of this Code for any Employee or Access Person or any affiliated person of CCP in connection with the purchase or sale, directly or indirectly, by such person of any Security which, within the most recent 15 days an Advisory Client held , or CCP considered for purchase by an Advisory Client, to:

1.	employ any device, scheme or artifice to defraud an Advisory Client;

2.	make to an Advisory Client any untrue statement of a material fact or omit to state to an Advisory Client a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

3.	engage in any act, practice or course of business that operates or would operate as a fraud or deceit upon an Advisory Client; or

4.	engage in any manipulative practice with respect to an Advisory Client.

B.	Involvement in Criminal Matters or Investment-Related Civil Proceedings

Each Employee and each Access Person must notify the CCO or his/her designee, as soon as reasonably practical, if he or she is arrested, arraigned, indicted or pleads no contest to any criminal offense (other than minor traffic violations) or if named as a defendant in any investment-related civil proceedings or any administrative or disciplinary action.

III.	Restrictions on Activities

A.	Initial Public Offering and Limited Offering

If a Covered Person desires to acquire directly or indirectly any Security in an Initial Public Offering or a Limited Offering, including shares of any private fund advised by CCP, the Employee or Access Person associated with such Covered Person must obtain preclearance in accordance with Section IV.A. In all such instances, the preclearance request shall include full details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of such Employee’s or Access Person’s activities on behalf of Advisory Clients).

Exhibit (p)(3)

For any transaction involving a Security other than shares of a private fund advised by CCP, the CCO or his/her designee may not approve the transaction unless he or she determines that no Advisory Clients have any reasonably foreseeable interest in purchasing such Security. In making this determination, the CCO or his/her designee must consult one of the co-Chief Investment Officers (each, a “co-CIO”) unless they are unavailable or have an interest in the transaction or the issuer, in which case the CCO will consult with another senior member of the CCP investment team. Once a Covered Person has been authorized to acquire and has acquired a Security other than shares of a private fund advised by CCP in an Initial Public Offering or a Limited Offering, the Employee or Access Person associated with such Covered Person must notify the CCO or his/her designee prior to his or her subsequent consideration of an investment in the issuer by an Advisory Client and explain the reasons for considering the investment by the Advisory Client.

B.	Restricted Securities

CCP will maintain a list of Restricted Securities, as defined in Exhibit A, in which a Covered Person may not, directly or indirectly, purchase (including writing an option to purchase) any direct or indirect Beneficial Ownership. A Covered Person with a Beneficial Ownership in a Restricted Security prior to becoming a Covered Person or prior to the Security becoming a Restricted Security may continue to hold the Restricted Security.

CCP may, in the CCO’s discretion, maintain one or more additional lists of Restricted Securities that are subject to other restrictions on trading by Covered Persons.

C.	Blackout Periods

No Covered Person may, directly or indirectly purchase or sell (including writing an option to purchase or sell) any Covered Security in which he or she has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership:

1.	on a day during which an Advisory Client has a pending “buy” or “sell” order (including a Program Trade) in that same Security unless that Advisory Client order is withdrawn;

2.	within seven (7) calendar days after an Advisory Client has executed a trade (including a Program Trade) in that same Security;

3.	on a day during which CCP intends to execute a Program Trade in that same Security within the next seven (7) calendar days; or

4.	on a day during which the Covered Person, or the Employee or Access Person associated with such Covered Person, has knowledge that CCP intends to execute any trade in that same Security within the next seven (7) calendar days.

The following transactions are exempt from the blackout periods described in Section III.C. above:

1.	Purchases or sales of passive exchange-traded funds (“ETFs”) that track a broad-based index, as listed on Exhibit C, which may be amended from time to time by the CCO in consultation with at least one of the co-CIOs;

2.	Purchases or sales of Related Funds listed on Exhibit B;

Exhibit (p)(3)

3.	Purchases or sales effected in any Non-Discretionary Account;

4.	Purchases or sales that are non-volitional on the part of the applicable Covered Person;

5.	Purchases that are effected as part of an automatic dividend reinvestment plan, an automatic investment plan, a payroll deduction plan or program (including, but not limited to, automatic payroll deduction plans or programs and 401(k) plans or programs (both employee initiated and/or employer matching)), an employee stock purchase plan or program or other automatic stock purchase plans or programs (however, any transaction that overrides the preset schedule or allocation of the automatic investment plan is not exempt);

6.	Sales that are part of an automatic withdrawal plan or program, including loans, withdrawals and distributions from 401(k) plans or programs;

7.	Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from the issuer, and sales of such rights so acquired; and

8.	Purchases and sales of shares of any private fund advised by CCP.

D.	Short-Term Trading

No Covered Person shall execute a purchase and sale transaction, or sale and purchase transaction, in the same Covered Security in which such Covered Person has a Beneficial Ownership interest within thirty (30) calendar days of one another. The thirty (30) calendar days will be calculated from the date of the most recent transaction (“last-in-first-out” methodology).

Subject to Section VI. below, any Employee or Access Person who realizes a profit (or who is associated with a Covered Person who realizes such profit) from a trade in a Covered Security, other than a Related Fund, in violation of this provision shall pay to CCP the amount of the profit and CCP will, in turn, donate that amount to a charitable organization. If the profit realized by a Covered Person is from prohibited short-term trading in shares of a Related Fund and is material1 to the Related Fund, the Covered Person (or the Employee or Access Person associated with such Covered Person) shall pay the amount of such profit to the relevant Related Fund and the Related Fund shall treat the payment for tax purposes as a payment made to correct an error. If such profit is not material to the Related Fund, the Covered Person (or the Employee or Access Person associated with such Covered Person) shall pay to CCP the amount of such profit and CCP will, in turn, donate that amount to a charitable organization.

The following transactions are exempt from the short-term trading restrictions described in Section III.D. above:

1.	Purchases or sales effected in any Non-Discretionary Account;

2.	Purchases or sales that are non-volitional on the part of the applicable Covered Person;

3.	Sales within 30 days after purchases that are effected as part of an automatic dividend reinvestment plan, an automatic investment plan, a payroll deduction plan or program (including, but not limited to, automatic payroll deduction plans or programs and 401(k) plans or programs (both employee initiated and/or employer matching)), an employee stock purchase plan or program or other automatic stock purchase plans or programs (however, any transaction that overrides the preset schedule or allocation of the automatic investment plan is not exempt);

[1]	Materiality to a Related Fund will be measured based on the materiality standard applicable to mutual funds of $0.01 per share.

Exhibit (p)(3)

4.	Purchases within 30 days after sales that are part of an automatic withdrawal plan or program, including loans, withdrawals and distributions from 401(k) plans or programs; and

5.	Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from the issuer, and sales of such rights so acquired.

E.	Margin Accounts

If a Covered Person desires to acquire directly or indirectly any Security on margin, the Employee or Access Person associated with such Covered Person must obtain preclearance in accordance with Section IV.A.

F.	Amendments and Waivers

The CCO (and in the case of application of the Code to the CCO, either co-CIO) may grant exceptions to the limitations and restrictions specified in this Section III on a case-by-case basis if he or she finds that the proposed conduct involves negligible opportunity for abuse or the transaction has a remote potential to harm an Advisory Client because, for example, such transaction would be unlikely to affect a highly institutional market or because such transaction is clearly not related economically to the securities held, purchased or sold by an Advisory Client. However, the authority to exempt personnel or transactions does not include the authority to waive any provision of the Code required by Rule 204A-1. The CCO will document all material exceptions granted in writing. For purposes of this Section III.F., an exception will be deemed to be material if the transaction involves more than 1,000 shares or has a dollar value in excess of $25,000.

When requesting an exception to the restrictions in Section III.D. on short-term trading of Related Funds, a Covered Person must demonstrate that (1) the short-term trading would not have a material impact on the relevant Related Fund; (2) the transaction involves less than 1,000 shares of any Related Fund; and (3) the aggregate dollar value of the shares that would be purchased or sold on a short-term basis is not in excess of $25,000. The CCO will not grant an exception to a Covered Person with respect to short-term trading in shares of any Related Fund if an Employee associated with such Covered Person serves as portfolio manager.

IV.	Compliance Procedures

A.	Preclearance Requirement

1.	General Requirement

Unless the transaction is exempted by Section IV.A.2. below from this preclearance requirement, Employees and Access Persons must obtain preclearance for all purchases or sales (including the writing of an option to purchase or sell and the giving of a gift (but not the receipt of a gift)) of Covered Securities in which any Covered Person associated with the Employee or Access Person has or will have a Beneficial Ownership interest.

Exhibit (p)(3)

2.	Exempt Transactions

The following transactions are exempt from the preclearance requirement described in Section IV.A. above:

a.	Purchases or sales effected in any Non-Discretionary Account;

b.	Purchases or sales that are non-volitional on the part of the Covered Person;

c.         Purchases that are effected as part of an automatic dividend reinvestment plan, an automatic investment plan, a payroll deduction plan or program (including, but not limited to, automatic payroll deduction plans or programs and 401(k) plans or programs (both employee initiated and/or employer matching)), automatic stock purchase plans or programs, or an employee stock purchase plan or program (however, any transaction that overrides the preset schedule or allocation of the automatic investment plan is not exempt);

d.         Purchases of a Related Fund that are effected pursuant to a written periodic investment schedule approved by the CCO or his/her designee;

e.         Sales that are part of an automatic withdrawal plan or program, including loans, withdrawals and distributions from 401(k) plans or programs; and

f.          Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from the issuer, and sales of such rights so acquired.

3.	Preclearance Requests

If a Covered Person (i.e., an Employee, Access Person or any of their Immediate Family Members) desires to place an order for a personal trade that requires preclearance, the Employee or Access Person associated with such Covered Person must submit a request to the CCO or his/her designee for preclearance that includes the following information:

a.	Name and symbol of Security;

b.	Type of transaction (i.e., buy or sell); and

c.	Maximum quantity to be purchased or sold.

Except in unusual circumstances where the CCO will accept a written preclearance request directly, Employees and Access Persons must submit all preclearance requests electronically via the Code of Ethics reporting system currently in use by CCP. The system will approve certain requests immediately based on the system settings determined by the CCO consistent with this Code. For preclearance requests that are not approved immediately, the CCO and/or his or her designee will (a) review the information, (b) review whether there are any restrictions on the requested activity as set forth in Section III, and (c) as soon as reasonably practicable, determine whether to authorize the proposed transaction. Employees and Access Persons should submit preclearance requests as early as possible on the desired transaction date to allow sufficient time for review and approval.

A Covered Person must not place an order to trade prior to the receipt of electronic authorization of the transaction through the Code of Ethics reporting system or written authorization of the transaction by the CCO. Verbal approvals are not permitted and may not be relied upon. Further, receipt of preclearance approval does not mean that the proposed transaction complies with all provisions of this Code. If a preclearance request is denied, the Covered Person must not place a trade order on the day of the denial and must request preclearance on another day. Employees and Access Persons are solely responsible for their compliance and the compliance of their Immediate Family Members with the Code.

Exhibit (p)(3)

4.	Representations and Warranties

Each time an Employee or Access Person makes a preclearance request, the Employee or Access Person shall be deemed to be making the following representations and warranties:

a.         With respect to any preclearance request, that he/she (and, if applicable, the person on whose behalf he/she is making the request) does not possess any material non-public information regarding the issuer of the Security;

b.         With respect to any preclearance request not involving shares of a Related Fund, that to his/her knowledge, there are no pending trades in the Security (or any derivative of it) by an Advisory Client;

c.         With respect to any preclearance request not involving shares of a Related Fund, that to his/her knowledge, the Security (or any derivative of it) is not being considered for purchase or sale by any Advisory Client;

d.         With respect to any preclearance request not involving shares of a Related Fund, that to his/her knowledge, no Advisory Client has purchased or sold the Security (or any derivatives of it) within the prior seven (7) calendar days;

e.         With respect to any preclearance request not involving shares of a Related Fund, that to his/her knowledge, CCP does not intend to execute any Program Trade in the Security within the next seven (7) calendar days;

f.          With respect to any preclearance request not involving shares of a Related Fund, that to his/her knowledge, CCP does not intend to execute a trade in the Security for any Advisory Client within the next seven (7) calendar days; and

g.          With respect to any preclearance request, that he/she has read the Code of Ethics within the prior 12 months and believes that the proposed trade fully complies with the requirements of the Code.

5.	Duration of Pre-Clearance Approval

Covered Persons should place their personal trades promptly after receipt of preclearance approval so as to minimize the risk of potential conflict arising from an Advisory Client trade in the same Security being placed after the preclearance is given.

Except as provided below for Stop-Loss Orders and certain types of Related Fund trades, preclearance approval will expire at the open of business (generally 9:00 a.m., Eastern time) on the next trading day after authorization is received. Employees and Access Persons are required to renew any preclearance request if the precleared trade (including any buys or sells made pursuant to a Limit Order) is not completed before the authority expires.

For Stop-Loss Orders, preclearance approval to place the Stop-Loss Order with the broker expires at the open of business on the next trading day after authorization is received, but preclearance approval for the actual sale of the Security does not expire and remains effective until the Security subject to the order is sold. Employees and Access Persons must obtain a separate preclearance approval to terminate a Stop Loss Order prior to the time that the Security subject to the order is sold.

Exhibit (p)(3)

With respect to certain types of trade orders involving a Related Fund that are expected to be subject to processing delays (e.g., those placed through the mail), preclearance approval will expire at the close of business (generally 4:00 p.m., Eastern Time) on the processing date if, at the time of the preclearance request, the Employee or Access Person notifies the CCO or his/her designee of the need for extended expiration of the preclearance approval.

B.	Reporting Requirements

1.	Disclosure of Personal Holdings

a.	Initial Reports

Upon becoming an Employee or Access Person, each Employee and each Access Person must submit a report detailing all personal securities accounts of all Covered Persons (i.e., the Employee or Access Person and their Immediate Family Members) in which they hold or can hold Securities. The report must include the holdings in each account and the information described in Section IV.B.1.c. below. The report should also include the information described in Section IV.B.1.c. below for each Covered Person’s Securities held directly through an issuer or its transfer agent (electronically or in certificated form) or not otherwise held in any account (collectively, “Non-Account Securities”).

b.	Reporting Deadline

Each Employee and each Access Person must submit any report required by this Section IV.B.1. electronically or in writing to the CCO or his/her designee no later than ten (10) days after becoming an Employee or Access Person.

c.	Report Content

The report required by this Section IV.B.1. must contain the following information, which must be current as of a date no more than 45 days prior to the date the report is submitted:

i.           The title and type of security and, as applicable, the exchange ticker symbol or CUSIP number, the number of shares, and principal amount of each Security in which the Covered Person has any direct or indirect Beneficial Ownership interest;

ii.          The name of any broker, bank or other custodian with which the Covered Person maintains an account in which any Security is held for the Covered Person’s direct or indirect benefit;

iii.	The form in which any Non-Account Security is held; and

iv.	The date the Employee or Access Person submits the report.

Employees and Access Persons may submit copies of current brokerage, bank, custodian or other account statements that contain the requested information in order to satisfy this requirement.

Exhibit (p)(3)

d.	New Accounts

In each calendar quarter, for any newly opened broker, bank or other custodian account in which a Covered Person holds or can hold a direct or indirect Beneficial Ownership interest in any Security, the Employee or Access Person associated with such Covered Person must report promptly the following information:

i.	The name of any broker, bank or other custodian with whom the Covered Person established the account; and

ii.	The date the account was established.

In addition, for new accounts in which a Covered Person holds or can hold a direct or indirect Beneficial Ownership interest in a Covered Security, the Employee or Access Person must arrange for transactions to be reported to the CCO or his/her designee in accordance with Section IV.B.2. below.

e.	New Non-Account Securities

In each calendar quarter, for any newly acquired Non-Account Security in which a Covered Person has a direct or indirect Beneficial Interest, the Employee or Access Person associated with such Covered Person must report promptly the following information:

i.	The title and type of security and, as applicable, the exchange ticker symbol or CUSIP number, the number of shares, and principal amount of each Security in which the Covered Person has any direct or indirect Beneficial Ownership interest;

ii.	The form in which the Non-Account Security is held; and

iii.	The date the Non-Account Security was acquired.

In addition, for new Non-Account Securities, the Employee or Access Person must arrange for reporting to the CCO or his/her designee in accordance with Section IV.B.2. and/or IV.B.3. below.

2.	Quarterly Transaction Reports

a.	General Requirement

For each account in which a Covered Security is or can be held for a Covered Person’s direct or indirect benefit, and for each Covered Security that is a Non-Account Security (“Non-Account Covered Security”), the Employee or Access Person must submit no less frequently than quarterly reports of all securities transactions involving Covered Securities, other than those that occurred pursuant to an automatic investment plan. Employees and Access Persons are not required to report quarterly securities transactions in accounts in which no Covered Securities are or can be held for a Covered Person’s direct or indirect benefit.

b.	Reporting Methods

Wherever possible, each Employee or Access Person must attempt to arrange for the CCO or his/her designee to receive directly from any relevant broker bank or other custodian duplicate copies of each confirmation for each transaction in a Covered Security in which any Covered Person has or acquires a Beneficial Ownership interest. The CCO or his/her designee may assist in obtaining this information either by (a) arranging for a broker, bank or other custodian to provide an electronic feed that includes all required information on no less than a quarterly basis, or (b) by sending a request letter to a broker, bank or other custodian to provide duplicate hard-copy confirmations or statements with transaction information. For accounts where the CCO or his/her designee cannot or does not receive the information directly from the broker, bank or other custodian, and for any Non-Account Covered Securities, Employees and Access Persons will be solely responsible for providing written copies of transaction confirmations. Neither CCP’s assistance in obtaining this information or the failure of any broker, bank or other custodian to provide such information directly to the CCO or his/her designee will relieve an Employee or Access Person from his or her responsibility to provide required information under this Code.

Exhibit (p)(3)

c.	Reporting Deadline

In addition to providing any duplicate confirmations and/or statements in accordance with the Section IV.B.2.b. above, each Employee and each Access Person must confirm or report the information required by this Section IV.B.2. electronically, except in unusual circumstances where the CCO or his/her designee will accept a written report directly, no later than thirty (30) calendar days after the end of the calendar quarter in which the transaction(s) occurred.

d.	Report Content

With respect to each reportable transaction, including the writing of an option to purchase or sell a Covered Security and the giving of a gift of a Covered Security (but not the receipt of a gift), in which a Covered Person had, or as a result of the transaction acquired, any direct or indirect Beneficial Ownership in a Covered Security, the Employee or Access Person must report the following information:

i. The date of the transaction, the title, the exchange ticker symbol or CUSIP number, the interest rate and the maturity date (if applicable), the number of shares, and the principal amount of each Covered Security;

ii. The nature of the transaction (e.g., purchase or sale);

iii. The price of the Covered Security at which the transaction was effected;

iv. The name of the broker, bank or other custodian or other party through which the transaction was effected; and

v. The date that the report is submitted by the Employee or Access Person.

3.	Annual Statements

a.	General Requirement

No less frequently than annually each Employee or Access Person must submit a report electronically, except in unusual circumstances where the CCO or his/her designee will accept a written report directly, detailing all Covered Persons’ personal securities accounts and the holdings in those accounts, all Non-Account Securities, and the information described in Section IV.B.1.c above for each holding as of date no more than 45 days prior to the date the report is submitted. For each account in which no Covered Securities are or can be held for a Covered Person’s direct or indirect benefit, the Employee or Access Person must also confirm in writing no less frequently than annually that the only available investment options are not Covered Securities.

b.	Reporting Methods

For accounts where the CCO or his/her designee cannot or does not receive the information directly from the applicable broker, bank or other custodian in connection with the required quarterly transaction reporting under Section IV.B.2, and for any Non-Account Covered Securities, Employees and Access Persons will be responsible for providing annually written copies of statements that include the holdings.

Exhibit (p)(3)

c.	Reporting Deadline

In addition to any duplicate confirmations and/or statements provided in accordance with the Section IV.B.2.b. above, each Employee and each Access Person must confirm electronically, except in unusual circumstances where the CCO or his/her designee will accept a written report directly, the information required by this Section IV.B.3. no later than within 30 days (by January 30) after the end of each calendar year.

4.	Certification of Compliance

Each Employee and each Access Person is required to certify annually that he or she has received a copy of the Code, has read and understood the Code and acknowledges that he or she is subject to it. Further, each Employee and each Access Person is required to certify annually that he or she has complied with all the requirements of the Code and that he or she has disclosed or reported all personal securities transactions, holdings and accounts required to be disclosed or reported pursuant to the requirements of the Code.

5.	Permitted Disclaimer

Any report submitted to comply with the requirements of this Section IV.B., may contain a statement that the report shall not be construed as an admission by the person making such report that such person has any direct or indirect Beneficial Ownership in the Security to which the report relates.

C.	Distribution of the Code to Persons Subject to the Code

The CCO or his/her designee shall provide a copy of this Code to each Employee and each Access Person within 10 days of such person becoming subject to the Code. Thereafter, the CCO or his/her designee shall provide each Employee and each Access Person with a copy of the Code on an annual basis and promptly after any amendment to the Code. Each Employee and each Access Person, unless specifically exempted herein, shall acknowledge receipt of the Code and any amendments thereto.

D.	Periodic Review

The CCO or his/her designee shall periodically review the adequacy of the Code of Ethics and the effectiveness of its implementation.

E.	Reviews Involving an Employee’s Own Personal Trades

No Employee, including the CCO, may authorize or review their own personal trades or the personal trades of another Employee or Access Person in which the person providing authorization or review has an interest or conflict. Generally, another member of the compliance team in consultation with one of the co-CIOs will perform any authorization or review required under this Code that cannot be conducted by the CCO due to a personal interest or conflict.

V.	Reporting Violations of the Code

Any Employee or Access Person who becomes aware of a violation of this Code, whether on the part of the Employee or Access Person or any other person subject to the Code, shall promptly report such violation to the CCO or his/her designee. Failure to disclose or report to the CCO or his/her designee any violation of this Code is in and of itself a violation of the Code. An Employee or Access Person shall not be subject to retaliation as a result of any report made pursuant to this Section V. However, if an Employee or Access Person believes that he or she may suffer retaliation, such Employee or Access Person may report a violation of the Code or any other violation of CCP’s policies and procedures on an anonymous basis.

Exhibit (p)(3)

Employees and Access Persons may report violations of the Code or any other compliance issues anonymously through CCP’s Code of Ethics reporting system. To do so, (A) Go to www.complysci.com (not logging in through the CCP Link), (B) select Login, (C) fill in clarkston.complysci.com URL, (D) log in with User ID: whistleblower@clarkstoncapital.com and Password: 123BlowWhistle! (E) select My Certifications, (F) click on the Whistleblower Report, (G) provide the information you wish to report, and (H) click Certify. The information will be forwarded to the CCO and another member of the compliance team for review.

VI.	Sanctions

Upon discovering that an Employee or Access Person has not complied with the requirements of this Code, the CCO may impose on that Employee or Access Person whatever sanctions the CCO deems appropriate, including, among other things, the unwinding of the transaction and the disgorgement of profits, a letter of censure, mandatory Code of Ethics training, monetary sanctions, suspension, or termination of employment. In the event the CCO fails to comply with the requirements of this Code, one of the co-CIOs will determine the appropriate sanctions. Notwithstanding the foregoing, the CCO (or a co-CIO in the case of a violation by the CCO) shall have discretion to determine, on a case-by-case basis, that no material violation has occurred and/or that no action needs to be taken, including waiving the requirement to disgorge profits under Section III.D. of this Code. The CCO or his/her designee shall prepare a written memorandum of any such determination, which shall be filed with reports made pursuant to this Code.

VII.	Recordkeeping

This Code, a copy of each report by an Employee or Access Person, any written report by CCP, and lists of all persons required to make reports shall be preserved with CCP’s records in the manner and to the extent required by Rule 204-2 under the Investment Advisers Act of 1940, as amended (“Advisers Act”), and Rule 17j-1 under the Investment Company Act of 1940 Act, as amended (“1940 Act”), if applicable.

The CCO shall maintain such reports and such other records as are required by this Code.

VIII.	Confidentiality

All information obtained from any Covered Person hereunder shall be kept in strict confidence, except (i) as deemed necessary by the CCO to administer the Code, (ii) to the extent that reports of securities transactions are requested by the Securities and Exchange Commission or any other regulatory or self-regulatory organization, and (ii) as otherwise required by law or regulation.

IX.	Other Laws, Rules and Statements of Policy

Nothing contained in this Code shall be interpreted as relieving any Employee or Access Person from acting in accordance with the provisions of any applicable law, rule, or regulation or any other statement of policy or procedures governing the conduct of such person adopted by CCP. No person shall have the authority to grant an exception to a provision in the Code where such exception would result in a violation of Rule 204A-1 under the Advisers Act or Rule 17j-1 under the 1940 Act, if applicable.

X.	Further Information

If any person has any questions with regard to the applicability of the provisions of this Code generally or with regard to any securities transaction or transactions, such person should consult with the CCO or his/her designee.

Exhibit (p)(3)

XI.	Reports to Related Funds

No less frequently than annually, CCP will furnish to any Related Fund a written report that:

A.        describes any issues arising under the Code since the last report to the Related Fund, including, but not limited to, information about material violations of the Code and sanctions imposed in response to material violations; and

B.        certifies that CCP has adopted procedures reasonably necessary to prevent Access Persons of the Related Fund from violating the Code.

Adopted:	May 1, 2013
Amended:	July 15, 2015

June 1, 2019

March 1, 2020

November 4, 2022

June 12, 2023

Exhibit (p)(3)

Exhibit A

DEFINITIONS

“Access Person” shall mean: (a) every director, officer, general partner or partner of CCP, (b) every Supervised Person of CCP who (i) has access to nonpublic information regarding any Advisory Client’s purchase or sale of securities or nonpublic information regarding the portfolio holdings of any Related Fund, or (ii) is involved in making securities recommendations to Advisory Clients or who has access to such recommendations that are nonpublic, (c) every director, officer, general partner or employee of CCP (or of any company in a control2 relationship to CCP) who, in connection with his or her regular functions or duties, makes, participates in or obtains information regarding the purchase or sale of Covered Securities by a Related Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales; (d) any natural person in a control relationship to CCP who obtains information concerning recommendations made to a Related Fund with regard to the purchase or sale of Covered Securities by the Related Fund; and (e) such persons designated by the CCO. The term “Access Person” does not include any person who is subject to securities transaction reporting requirements of a code of ethics adopted by a Related Fund’s (as defined herein) administrator, transfer agent or principal underwriter which contains provisions that are substantially similar to those in this Code and which is in compliance Rule 17j-1 of the 1940 Act and Section 15(f) of the Securities Exchange Act of 1934, as applicable. Any uncertainty as to whether an individual is an Access Person should be brought to the attention of the CCO. Such questions will be resolved in accordance with, and this definition shall be subject to, the definitions of “Access Person” found in with Rule 204A-1 under the Advisers Act. A person who normally assists in the preparation of public reports or who receives public reports but who receives no information about current recommendations or trading or who obtains knowledge of current recommendations or trading activity once or infrequently or inadvertently shall not be deemed to be an Access Person.

“Advisory Client” means any client (including investment companies, private funds and managed accounts) for which CCP serves as an investment adviser or sub-adviser, renders investment advice, makes investment decisions or places orders through its trading department. The term “Advisory Client” shall not include any (i) shareholder in a Related Fund, unless CCP separately serves as an investment adviser for such client, or (ii) underlying investor in a program or product offered by a client for which CCP delivers a model portfolio but does not place orders through CCP’s trading department for the underlying investor of the client (e.g., underlying investors of CCP’s model delivery clients).

“Beneficial Ownership” shall be interpreted by reference to Rule 16a-1(a)(2) under the 1934 Act, except that the determination of direct or indirect Beneficial Ownership for purposes of this Code must be made with respect to all securities that an Employee or Access Person has or acquires. As a general matter, a person is deemed to have Beneficial Ownership of a security if the person, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect Pecuniary Interest in the security. For purposes of this Code, the term Beneficial Ownership generally means ownership of securities or securities accounts by or for the benefit of a person, or such person’s Immediate Family, including any account in which the person or Immediate Family member of that person holds a direct or indirect beneficial interest, retains discretionary investment authority or exercises a power of attorney.

“Chief Compliance Officer (CCO)” means the person designated by CCP as the CCO in accordance with Rule 206(4)-7 under the Advisers Act.

“Covered Person” means, collectively, Access Persons, Employees and members of their Immediate Families.

[2]	“Control” shall be interpreted to have the same meaning as in Section 2(a)(9) of the 1940 Act.

Exhibit (p)(3)

“Covered Security” means any Security (as defined below) except (i) Direct Obligations of the Government of the United States; (ii) bankers’ acceptances, bank certificates of deposit, commercial paper and High Quality Short-Term Debt Instruments (including repurchase agreements); (iii) shares issued by money market funds; (iv) shares issued by open-end investment companies registered under the 1940 Act, unless it is a Related Fund; (v) shares issued by unit investment trusts (including separate account options under variable insurance contracts) that are invested exclusively in one or more open-end registered investment companies, none of which are Related Funds; and (vi) qualified tuition programs established pursuant to Section 529 of the Internal Revenue Code of 1986 (“529 Plans”) for which CCP or a control affiliate of CCP does not manage distribute, market or underwrite the 529 Plan or the investments and strategies underlying the 529 Plan. All ETFs and shares of closed-end investment companies, regardless of affiliation, are Covered Securities.

“Direct Obligations of the Government of the United States” means any security issued or guaranteed as to principal or interest by the United States, or any certificate of deposit for any of the foregoing. Direct Obligations of the Government of the United States include Cash Management Bills, Treasury Bills, Notes and Bonds, and those Treasury securities designated by the U.S. Department of Treasury as eligible to participate in the STRIPS (Separate Trading of Registered Interest and Principal of Securities) program.

Securities issued by entities controlled or supervised by and acting as an instrumentality of the Government of the United States pursuant to authority granted by the Congress of the United States are not Direct Obligations of the Government of the United States. This includes securities issued by, for example, the Federal National Mortgage Association (Fannie Mae), the Federal Home Loan Mortgage Corporation (Freddie Mac), the Government National Mortgage Association (Ginnie Mae), Federal Home Loan Banks, Federal Land Banks, Federal Farm Credit Banks, the Federal Housing Administration, the Farmers Home Administration, the Export-Import Bank of the United States, the Small Business Administration, the General Services Administration, Student Loan Marketing Association (Sallie Mae), the Central Bank for Cooperatives, Federal Intermediate Credit Banks and the Maritime Administration.

“Employee” means each employee of CCP who is compensated through either W-2 wages or “guaranteed payments,” as defined by the Internal Revenue Code.

“High Quality Short-Term Debt Instrument” means any instrument that has a maturity at issuance of less than 366 days and that is rated in one of the two highest rating categories by a Nationally Recognized Statistical Rating Organization.

“Immediate Family” of an Employee or Access Person means any of the following persons who reside in the same household as the Employee or Access Person:

spouse	significant other	child	stepchild

parent	mother-in-law	father-in-law	stepparent

son-in-law	daughter-in-law	brother-in-law

sister-in-law grandparent	grandchild	sibling

Immediate Family includes adoptive relationships and any other relationship (whether or not recognized by law) that the CCO determines could lead to the possible conflicts of interest, diversions of corporate opportunity, or appearances of impropriety which this Code is intended to prevent.

“Initial Public Offering” means an offering of securities registered under the Securities Act of 1933, as amended, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934.

Exhibit (p)(3)

“Limited Offering” (also referred to as “private placement”) means an offering that is exempt from registration under the Securities Act of 1933, as amended, pursuant to Section 4(2) or 4(6) thereof, or pursuant to Regulation D thereunder.

“Non-Discretionary Account” is an account over which the applicable Employee or Access Person has no direct or indirect influence or control. For example, blind trusts or accounts for which the Employee or Access Person has entered into an investment management or similar agreement granting a third party discretionary management authority over the account. An account of a Covered Person for which CCP serves as an investment adviser and places orders through its trading department may be designated as a Non-Discretionary Account. The CCO must designate an account as a Non-Discretionary Account.

“Pecuniary Interest” generally means the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the securities. A person is refutably deemed to have an “indirect pecuniary interest” in any securities held by members of the person’s Immediate Family. An indirect pecuniary interest also includes, among other things: a general partner’s proportionate interest in the portfolio securities held by a general or limited partnership; a performance-related fee, other than an asset-based fee, received by any broker, dealer, bank, insurance company, investment company, investment adviser, investment manager, trustee or person or entity performing a similar function; a person’s right to dividends that is separated or separable from the underlying securities; a person’s interest in securities held by certain trusts; and a person’s right to acquire equity securities through the exercise or conversion of any derivative security, whether or not presently exercisable, the term “derivative security” being generally defined as any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege at a price related to an equity security, or similar securities with, or value derived from, the value of an equity security. For purposes of the Code, a person who is a shareholder of a corporation or similar entity is not deemed to have a pecuniary interest in portfolio securities held by the corporation or entity, so long as the shareholder is not a controlling shareholder of the corporation or the entity and does not have or share investment control over the corporation’s or the entity portfolio.

“Program Trade” means a trade that is done (i) across all Advisory Client accounts in a CCP investment strategy (notwithstanding that some Advisory Client accounts may not participate in such trade due to account level restrictions), or (ii) to either invest cash or raise cash and that includes transactions in at least 50% of the securities in the applicable Advisory Client account or accounts. Program Trades generally arise in any of four situations: (a) a portfolio manager directs a “model change” for all accounts in a particular investment strategy, (b) cash or other assets are being added to an account and the portfolio manager instructs the trader that new securities are to be purchased in a manner that maintains the account’s existing allocations; (c) cash is being withdrawn from an account and the portfolio manager instructs the trader that securities are to be sold in a manner that maintains the account’s current securities allocations; or (d) a new account is established and the portfolio manager instructs the trader to buy specific securities in the same allocation percentages as are held in the “model” for the particular investment strategy.

“Related Fund” means any investment company registered under the 1940 Act for which CCP serves as an investment adviser or sub-adviser. (See Exhibit B for a list of Related Funds).

“Restricted Security” means any security that (i) is currently held in a CCP equity strategy model portfolio, or (ii) management determines to restrict.

“Security” means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, common trust fund, collective fund, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing. 529 Plans are securities.

Exhibit (p)(3)

“Stop-Loss Order” is an order to a broker to sell a security when it reaches a certain price. A stop-loss order is designed to limit an investor’s loss on a security position.

“Supervised Person” means any partner, officer, director (or other person occupying a similar status or performing similar functions), or employees of CCP, or other person who provides investment advice on behalf of CCP and is subject to the supervision and control of CCP.

Exhibit (p)(3)

Exhibit B

RELATED FUNDS

(As defined in Exhibit A)
As of June 12, 2023

FUND NAME	TICKER(S)
Clarkston Partners Fund	CISMX CFSMX
Clarkston Founders Fund	CIMDX CFMDX
Clarkston Fund	CILGX

Exhibit (p)(3)

Exhibit C

PASSIVE ETFs EXEMPT FROM BLACK-OUT PERIODS

As of June 12, 2023

ETF Name	Symbol
Invesco QQQ ETF	QQQ
iShares China Large Cap ETF	FXI
iShares MSCI EAFE ETF	EFA
iShares Russell 1000 ETF	IWB
iShares Russell 2000 ETF	IWM
iShares Russell 2000 Growth ETF	IWO
iShares S&P 500 ETF	IVV
Schwab Emerging Markets Equity ETF	SCHE
Schwab International Equity ETF	SCHF
Schwab Short Term US Treasury ETF	SCHO
Schwab US Dividend Equity ETF	SCHD
Schwab US Large Cap Value ETF	SCHV
Schwab US Market ETF	SCHB
Schwab US TIPS ETF	SCHP
SPDR DJIA ETF	DIA
SPDR S&P 500 ETF	SPY
Vanguard FTSE Developed Market ETF	VEA
Vanguard FTSE Emerging Markets ETF	VWO
Vanguard FTSE Europe ETF	VGK
Vanguard MegaCap ETF	MGC
Vanguard Mid Cap ETF	VO
Vanguard S&P 500 ETF	VOO
Vanguard Small Cap ETF	VB
Vanguard Small Cap Value ETF	VBR
Vanguard US Total Stock Market ETF	VTI